Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, 2015 Equity Incentive Plan, and 2015 Employee Stock Purchase Plan of Flex Pharma, Inc. of our report dated December 8, 2014 (except for Note 13(D)(i), as to which the date is January 20, 2015), with respect to the financial statements of Flex Pharma, Inc. included in its Registration Statement (Form S-1 No. 333-201276) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 2, 2015